Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-168029, No. 333-154402 and No. 333-154403) on Form S-8 of ChromaDex Corporation of our report dated March 29, 2013, relating to our audit of the consolidated financial statements, which appear in  this Annual Report on Form 10-K of ChromaDex Corporation for the year ended December 28, 2013.

/s/ McGladrey LLP

Schaumburg, Illinois
March 27, 2014